EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROSSTEX ENERGY, INC.
October 30, 2006
     Crosstex Energy, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
     1. The name of the corporation is Crosstex Energy, Inc. (the “Corporation”).
     2. The original Certificate of Incorporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware pursuant to the DGCL on April 28, 2000 under the corporation’s original name Crosstex Energy Holdings Inc. A Restated Certificate of Incorporation (the “Restated Certificate”) was duly filed with the Secretary of State of the State of Delaware pursuant to the DGCL on January 14, 2004 to amend and restate the Original Certificate, effective as of January 16, 2004.
     3. That the Board of Directors of the Corporation duly adopted resolutions, in accordance with Sections 242 and 245 of the DGCL, (i) declaring the amendment and restatement of the Restated Certificate to be in the best interest of the Corporation and its stockholders and (ii) approving the amendment and restatement of the Restated Certificate hereby.
     4. That the amendment of the Restated Certificate has been duly adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL.
     5. That this Amended and Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the Restated Certificate to read in its entirety as follows:
     FIRST: The name of the corporation is Crosstex Energy, Inc.
     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000 shares, consisting solely of (i) 140,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
     The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation:
     (a) Common Stock.
     (i) Dividends. After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of the Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed among the holders of shares of the Common Stock pro rata in accordance with the number of shares of such stock held by each such holder.
     (ii) Liquidation. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, which assets shall be distributed pro rata in accordance with the number of shares of such stock held by each such holder.
     (iii) Voting. Except as may otherwise be required by law or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to subsection (b) of this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders.”
     (b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. The Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

     (i) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors, and in any event not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;
     (ii) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any other series of Preferred Stock, and a statement whether such dividends shall be cumulative;
     (iii) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;
     (iv) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (v) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;
     (vi) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and, if so, the terms, conditions and amount of such sinking fund or purchase account;
     (vii) whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted upon by the Corporation’s stockholders and (B) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; and

     (viii) any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of shares of that series.
     The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this subsection (b), and the consent, by class or series vote or otherwise, of the holders of Preferred Stock or such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Corporation of any other series of Preferred Stock, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.
     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (b) Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes (I, II, and III), as nearly equal in number as possible, and no class shall include less than one director. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 2005; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 2006; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2007. At each annual meeting of stockholders beginning in 2005, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The number of directors of the Corporation, having initially been established at three, may be changed to any number not less than three nor more than nine as fixed from time to time by or pursuant to the Bylaws of the Corporation. Each director, other than a director who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide. No action shall be taken by the directors (whether through amendment to the Bylaws or otherwise) to increase the number of directors unless at least 67% of the directors then in office shall concur in said action.
     (c) Stockholder Nomination of Directors and Introduction of Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
     (d) Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, alter, amend and repeal the Bylaws. Notwithstanding the foregoing and anything contained herein to the contrary, Sections 2, 7 and 8 of Article II and Article VI of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 67% of the shares of the capital stock of the Corporation entitled to vote, voting together as a single class.
     (e) Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
     SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     SEVENTH:
     (a) Elimination of Certain Liability of Directors. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     (b) Indemnification and Insurance.
     (i) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     (ii) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     (iii) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
     (iv) Severability. If any subsection of this Section (b) of this Article SEVENTH shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.
     EIGHTH: The Corporation shall not, without first obtaining the affirmative vote of the holders of at least 67% of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class, sell all or substantially all of its assets, or merge into or consolidate with any other entity, or effect any transaction or series of related transactions in which the Corporation’s stockholders as constituted immediately prior to such transaction or series of related transactions own immediately after such transaction or series of related transactions less than a majority of the voting power of the surviving or acquiring entity.
     NINTH: The stockholders of the Corporation shall not be permitted to take any action without a meeting and only the Board of Directors of the Corporation shall be permitted to call a meeting of stockholders.
     TENTH:
     (a) Higher Vote Required for Certain Related Party Business Combinations
     (i) In addition to any affirmative vote required by law or under this Restated Certificate of Incorporation, and except as otherwise expressly provided in subsection (b) of this Article TENTH, any Related Party Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least 67% of the Voting Stock (as hereinafter defined), voting together as a single class. For purposes of this Article TENTH, each share of Voting Stock shall have the number of votes granted to it pursuant to this Restated Certificate of Incorporation.
     (ii) Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.
          (b) When Higher Vote Not Required. The provisions of subsection (b) of this Article TENTH shall not be applicable to any particular Related Party Business Combination, and such Related Party Business Combination shall require only such affirmative vote as is required by law or any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following subsections (i) or (ii) of this Article TENTH are met:

     (i) Approval of Disinterested Directors. The Related Party Business Combination shall have been expressly approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Related party, as hereinafter defined, to become a Related Party) of the Disinterested Directors (as hereinafter defined); or
     (ii) Fair Price, Form of Consideration and Procedural Requirements. All of the following conditions shall have been met:
     (A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Related Party Business Combination (the “Consummation Date”) of consideration other than cash to be received per share by holders of shares of any class or series of Capital Stock (as hereinafter defined) in such Related Party Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of subsection (ii)(A) of this Article TENTH shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Related Party has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock):
     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Party for any shares of such class or series of Capital Stock acquired by or on behalf of the Related Party (a) within the two-year period immediately prior to the first public announcement of the proposal of the Related Party Business Combination (the “Announcement Date”) or (b) in the transaction in which it became a Related Party, whichever is higher;
     (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the date on which the Related Party became a Related Party (the “Determination Date”), whichever is higher;
     (iii) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio calculated by dividing (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Party for any share of such class or series of Capital Stock in connection with the acquisition by the Related party of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date by (b) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Related Party acquired beneficial ownership of any share of such class or series of Capital Stock;
     (iv) in the case of Common Stock, the Corporation’s net income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Related Party or the highest price/earnings multiple of the corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community); or
     (v) in the case of any class or series of Capital Stock other than Common Stock, the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
     All per share prices shall be adjusted for any intervening stock splits, stock dividends and reverse stock splits.
     (B) The consideration to be received by holders of a particular class or series of Capital Stock shall be in cash or in the same form as the Related Party has previously paid for shares of such particular stock. If the Related Party has paid for shares of any class or series of Capital Stock with varying forms of consideration, the form of consideration for such particular stock shall be either cash or the form used to acquire the largest number of shares of such particular stock previously acquired by it.
     (C) After such Related Party has become a Related Party and prior to the Consummation Date:
     (i) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of Common Stock), except as approved by a majority of the Disinterested Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors;
     (ii) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any other outstanding class or series of Capital Stock, except as approved by a majority of the Disinterested Directors; and
     (iii) such Related Party shall have not become the beneficial owner of any additional shares of Capital Stock, except as part of the transaction which results in such Related Party becoming a Related Party.
     (D) After such Related Party has become a Related Party, such Related Party shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Related Party Business Combination, or otherwise.
     (E) A proxy or information statement describing the proposed Related Party Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 calendar days prior to the consummation of such Related Party Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Related Party Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the disinterested Directors as to the fairness (or not) of the terms of the Related Party Business Combination from a financial point of view to the holders of the shares of any class or series of Capital Stock other than the Related party and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by this Corporation.
     (F) Such Related Party shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Disinterested Directors.
(c) Definitions for Article TENTH. For the purposes of this Article TENTH:
     (i) The term “Related Party Business Combination” shall mean any transaction referred to in one or more of the following:
     (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (1) any Related Party or (2) any other corporation (whether or not itself a Related Party) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of any Related Party; or
     (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Party or any Affiliate or Associate of any Related Party of any assets of the Corporation or any subsidiary having an aggregate Fair Market Value of Two Million Dollars ($2,000,000) or more; or
     (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities having an aggregate Fair Market Value of Two Million Dollars ($2,000,000) or more of the Corporation or any subsidiary to any Related Party or any Affiliate or Associate of any Related Party in exchange for cash, securities or other property (or combination thereof); or
     (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Party or any Affiliate or Associate of any Related Party; or
     (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Party or any Affiliate or Associate of any Related Party) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Party or any Affiliate or Associate of any Related Party; or
     (F) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A) through (E).
     (ii) The term “Related Party” shall mean any person (other than the Corporation or any Subsidiary, and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:
     (A) is the beneficial owner (as hereinafter defined) of more than ten percent (10%) of the voting power of the outstanding Voting Stock; or
     (B) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

     (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Party, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
     For purposes of determining whether a person is a Related Party, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (C)(iv) of this Article TENTH, hereof, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (iii) The term “person” shall mean any individual, firm, partnership, trust, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock.
     (iv) A person shall be a “beneficial owner” of any Voting Stock:
     (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
     (B) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, understanding or relationship or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (2) the right to vote pursuant to any agreement, arrangement, understanding or relationship; or (3) the right to invest, including the power to dispose or to direct the disposition of, pursuant to any agreement, arrangement, understanding or relationship; or
     (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
     (v) The term “Affiliate,” used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     (vi) The term “Associate,” used to indicate a relationship with a specified person, shall mean:

     (A) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; or
     (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; or
     (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person; or
     (D) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary).
     (vii) The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Party set forth in subsection (c)(ii) of this Article TENTH, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
     (viii) The term “Disinterested Director” shall mean:
     (A) any member of the Board of Directors of the Corporation who is unaffiliated with the Related Party and was a member of the Board of Directors prior to the time that the Related Party became a Related Party, except with respect to a Related Party Business Combination involving a person who is a Related Party on the effective date hereof, any member of the Board of Directors of the Corporation who is unaffiliated with the Related Party and was a member of the Board of Directors prior to or upon election at the first annual meeting of stockholders of the Corporation after the effective date hereof; or
     (B) any successor of a Disinterested Director who is unaffiliated with the Related Party and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
     (ix) The term “Fair Market Value” shall mean:
     (A) in the case of stock, the highest closing sale price during the 30-calendar-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-calendar-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotation is available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the disinterested Directors in good faith; and
     (B) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.
     (x) The term “Capital Stock” shall mean all Capital Stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term “Voting Stock” shall mean the then outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.
     (xi) In the event of any Related Party Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in subsections (b)(ii)(A) and (b)(ii)(B) of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.
     (d) Determination by the Disinterested Directors. A majority of the Disinterested Directors or, if there should be no Disinterested Directors, a majority of the directors, shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry:
     (i) Whether a person is a Related Party;
     (ii) The number of shares of Voting Stock beneficially owned by any person;
     (iii) Whether a person is an Affiliate or Associate of another;
     (iv) Whether the assets which are the subject of any Related Party Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Related Party Business Combination has, an aggregate Fair Market Value of Two Million Dollars ($2,000,000) or more; and
     (v) Such other matters with respect to which a determination is required under this Article TENTH.
     A majority of the Disinterested Directors or, if there should be no Disinterested Directors, a majority of the directors shall have the further power to interpret all of the terms and provisions of this Article TENTH.

     (e) Effect on Fiduciary Obligations.
     (i) Nothing contained in this Article TENTH shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.
     (ii) The fact that any Related Party Business Combination complies with the provisions of subsection (b) of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Related Party Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Related Party Business Combination.
     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 67% of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class, shall be required to alter, amend or repeal Articles FIFTH, EIGHTH, NINTH and TENTH of this Restated Certificate of Incorporation; provided however that this Article ELEVENTH shall not apply to, and such 67% vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all such directors are persons who would be eligible to serve as Disinterested Directors within the meaning of Article TENTH.
     TWELFTH: The Corporation renounces any interest or expectancy of it in, or being offered an opportunity to participate in, any business opportunities, including any business opportunities within those classes of opportunity currently pursued by the Corporation through its subsidiaries, presented (a) to persons who are officers or directors of the Corporation or who, on October 1, 2003, were, and at the time of presentation are, stockholders of the Corporation (or to persons who are affiliates or associates of such officers, directors or stockholders), if the Corporation is prohibited from participating in such opportunities by the Omnibus Agreement dated December 17, 2002 or (b) to Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P. or any other investment fund sponsored or managed by Yorktown Partners, LLC, including any fund still to be formed, or to any director of the Corporation who is an affiliate or designate of such an entity, so long as such entity was a stockholder of the Corporation at the time of presentation of the opportunity.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of the date first written above by its duly authorized representative. .

CROSSTEX ENERGY, INC.

By: Name:	/s/ William W. Davis William W. Davis
Title:	Executive Vice President and
Chief Financial Officer